EXHIBIT 99.1

Donegal Group Inc. Announces Results for Third Quarter and First Nine Months of 2015

MARIETTA, Pa., Oct. 23, 2015 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ:DGICA) (Nasdaq:DGICB) today reported its financial results for the third quarter and first nine months of 2015. Significant developments include:

  Net income and operating income1 for the third quarter of 2015 were lower than the very good results for the third quarter of 2014, largely due to higher weather-related losses in the 2015 period
  Net income and operating income for the first nine months of 2015 improved from the levels for the first nine months of 2014, primarily due to improved results during the first half of 2015
  Statutory combined ratio1 of 97.4% for the third quarter of 2015, compared to 95.0% for the prior-year third quarter
  7.5% increase in net premiums written to $158.9 million for the third quarter of 2015, primarily reflecting continuing growth in commercial lines
  Book value per share of $15.76 at September 30, 2015, compared to $15.40 at year-end 2014
	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	% Change	2015	2014	% Change
	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$ 153,096	$ 142,150	7.7%	$ 450,084	$ 412,287	9.2%
Investment income, net	5,399	4,299	25.6	15,505	13,529	14.6
Realized (losses) gains	(754)	351	NM2	683	2,297	-70.3
Total revenues	159,802	149,135	7.2	472,591	434,957	8.7
Net income	5,687	8,749	-35.0	19,006	10,053	89.1
Operating income[1]	6,177	8,517	-27.5	18,562	8,537	117.4

Per Share Data
Net income – Class A (diluted)	$ 0.21	$ 0.33	-36.4%	$ 0.69	$ 0.38	81.6%
Operating income – Class A (diluted)	0.22	0.32	-31.3	0.68	0.32	112.5
Book value	15.76	15.43	2.1	15.76	15.43	2.1
[1]The "Definitions of Non-GAAP and Operating Measures" section of this release defines and reconciles data that the Company prepares on an accounting basis other than U.S. generally accepted accounting principles ("GAAP").

[2]Not meaningful.

Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc., noted, "The objective of Donegal Group's long-term strategic business plan is to outperform the property and casualty insurance industry over the long term in terms of service, profitability and book value growth. While our underwriting results for the third-quarter of 2015 fell short of the excellent results we achieved in the third quarter of 2014, we believe the year-over-year improvement in our financial results for the first nine months of 2015 clearly shows the meaningful progress we are making toward our objective. Our progress reflects growth initiatives that center on our regional business approach and conservative underwriting philosophy.

"We attribute approximately half of the growth in our net premiums written for the first nine months of 2015 to additional net writings from our Michigan Insurance Company subsidiary ('MICO') that resulted from our decision to eliminate MICO's external quota-share reinsurance agreement effective January 1, 2015. We generated the remainder of the growth organically, reflecting our expanding position as a well-capitalized insurance group serving the needs of the independent agency markets within our operating regions," Mr. Burke added.

"Our commercial lines operations remain an area of focus for Donegal Group, generating a 12.5% increase in net premiums written for the first nine months of 2015, including the increased MICO contribution, and a year-to-date statutory combined ratio of 93.2%. Our strong emphasis on agency relationships remains an important factor in our continuing ability to achieve modest commercial lines renewal premium increases as we maintain our focus on underwriting profitability. Our agents continue to bring us a steady flow of new commercial lines business submissions," Mr. Burke said.

Mr. Burke stated, "Weather-related losses in the third quarter of 2015 affected our personal lines segment more significantly than our commercial lines segment. In spite of the increased weather activity, the statutory combined ratio for our personal lines segment was 99.8% for the first nine months of 2015. We continue to believe our focus on quality underwriting, our expanding use of predictive modeling and other underwriting strategies, and our implementation of rate increases where appropriate will enable us to maintain profitability in this business segment."

Donald H. Nikolaus, Chairman, further remarked, "Our agents continue to express their support for Donegal Insurance Group and their appreciation of our commitment to quality insurance products, advanced technology tools and services tailored to fit their specific needs and those of their customers. As a result of their support, our premium growth rates have remained above industry averages over the most recent five- and 10-year periods."

Mr. Nikolaus added, "Our premium revenue growth in recent quarters has enabled the steady expansion of our invested assets. This expansion has resulted in incremental increases in our investment income. At September 30, 2015, our book value per share increased to $15.76, compared to $15.40 at December 31, 2014. The increase in book value per share reflected our positive earnings for the first nine months of 2015, offset partially by cash dividends we declared and slightly lower unrealized gains in our available-for-sale fixed maturities portfolio at September 30, 2015."

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in four Mid-Atlantic states (Delaware, Maryland, New York and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), seven Southeastern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and seven Midwestern states (Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin). The insurance subsidiaries of Donegal Group and Donegal Mutual Insurance Company conduct business together as the Donegal Insurance Group.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	% Change	2015	2014	% Change
	(dollars in thousands)

Net Premiums Written
Personal lines:
Automobile	$ 55,590	$ 53,154	4.6%	$ 163,562	$ 155,676	5.1%
Homeowners	33,214	32,057	3.6	91,019	86,142	5.7
Other	4,715	4,463	5.6	13,763	12,846	7.1
Total personal lines	93,519	89,674	4.3	268,344	254,664	5.4
Commercial lines:
Automobile	18,569	15,775	17.7	58,697	50,545	16.1
Workers' compensation	22,248	20,682	7.6	76,237	69,605	9.5
Commercial multi-peril	22,790	20,072	13.5	72,167	63,863	13.0
Other	1,795	1,637	9.7	5,679	5,180	9.6
Total commercial lines	65,402	58,166	12.4	212,780	189,193	12.5
Total net premiums written	$ 158,921	$ 147,840	7.5%	$ 481,124	$ 443,857	8.4%

The Company's net premiums written increased 7.5% for the third quarter of 2015 compared to the third quarter of 2014. This increase represented the combination of 12.4% growth in commercial lines net premiums written and 4.3% growth in personal lines net premiums written. The $11.1 million growth in net premiums written for the third quarter of 2015 compared to the third quarter of 2014 included:

  $4.6 million, or 3.1% of total net premiums written, related to the termination at the beginning of 2015 of the MICO external quota-share reinsurance agreement that increased the amount of business MICO retained.
  $4.6 million in commercial lines premiums, in addition to the MICO reinsurance change, that the Company attributes primarily to premium rate and exposure increases as well as new commercial accounts the Company's insurance subsidiaries have written throughout their operating regions.
  $1.9 million in personal lines premiums, in addition to the MICO reinsurance change, that the Company attributes primarily to premium rate increases the Company has implemented over the past year and lower reinsurance reinstatement premiums.

For the first nine months of 2015, the Company's net premiums written increased 8.4% compared to the comparable prior-year period. This increase included $15.3 million, or 3.5% of total net premiums written, related to the aforementioned termination of the MICO quota-share reinsurance agreement.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Statutory Combined Ratios
Personal Lines:
Automobile	98.8%	94.0%	100.0%	98.4%
Homeowners	108.0	97.5	101.7	99.3
Other	88.2	92.7	85.0	106.3
Total personal lines	101.4	95.2	99.8	99.1
Commercial Lines:
Automobile	118.0	107.2	106.1	111.9
Workers' compensation	79.1	89.3	89.0	92.3
Commercial multi-peril	92.2	95.6	93.2	107.8
Total commercial lines	92.0	94.4	93.2	101.3
Total lines	97.4%	95.0%	96.9%	100.0%

GAAP Combined Ratios (Total Lines)
Loss ratio (non-weather)	57.2%	56.3%	58.6%	60.3%
Loss ratio (weather-related)	9.6	7.7	7.2	9.2
Expense ratio	32.1	32.1	32.7	31.8
Dividend ratio	0.6	0.7	0.5	0.5
Combined ratio	99.5%	96.8%	99.0%	101.8%

Jeffrey D. Miller, Executive Vice President and Chief Financial Officer, commented, "Setting aside the uptick in weather-related losses, we are pleased with the performance of our business segments during the third quarter of 2015. The statutory combined ratios for most of our lines of business demonstrated continuing strength in our core underwriting results and reflected the benefit of our underwriting initiatives and commitment to rate adequacy."

Mr. Miller added, "Weather-related losses accounted for virtually all of the increase in our statutory loss ratio of 66.6% for the third quarter of 2015, compared to 63.6% for the third quarter of 2014. While no catastrophe events significantly impacted our third quarter of 2015 results, we experienced an unusually large volume of weather-related claims as a result of numerous wind and hail storms across several of our operating regions."

Weather-related losses of $14.6 million for the third quarter of 2015 contributed 9.6 percentage points to the Company's loss ratio, compared to the $10.9 million of weather-related losses, or 7.7 percentage points of the Company's loss ratio, for the third quarter of 2014. Weather-related loss activity in the third quarter of 2015 exceeded the Company's five-year average for third-quarter weather losses of $10.8 million. For the first nine months of 2015, weather-related losses were $32.4 million, which represented an improvement from the $37.8 million of weather-related losses the Company incurred for the first nine months of 2014.

Large fire losses, which the Company defines as individual fire losses in excess of $50,000, for the third quarter of 2015 were $6.8 million, or 4.4 percentage points of the Company's loss ratio, in line with the $6.3 million of large fire losses, or 4.4 percentage points of the Company's loss ratio, for the third quarter of 2014. The Company incurred large fire losses of $23.5 million for the first nine months of 2015, comparing favorably to the $25.7 million of large fire losses for the first nine months of 2014.

Mr. Miller added, "We attribute the excellent combined ratio for our workers' compensation line of business during the third quarter of 2015 to favorable prior-accident-year loss reserve development, which largely offset adverse loss reserve development for several other lines of business, and a general absence of large losses across our operating regions."

Net development of reserves for losses incurred in prior accident years for all lines of business added 1.0 percentage point to the Company's loss ratio for the third quarter of 2015, compared to 1.4 percentage points for the third quarter of 2014. Net development of reserves for losses incurred in prior accident years added 1.1 percentage points to the Company's loss ratio for the nine months ended September 30, 2015, compared to 1.8 percentage points for the nine months ended September 30, 2014.

The Company's statutory expense ratio1 was 30.2% for the third quarter of 2015, compared to 30.7% for the third quarter of 2014. The decrease in the Company's statutory expense ratio reflected lower underwriting-based incentive costs for the third quarter of 2015.

Investment Operations

Donegal Group's investment strategy is to generate an appropriate amount of after-tax income from its invested assets while minimizing credit risk through investment in high-quality securities. As a result, the Company had 88.7% of its consolidated investment portfolio invested in diversified, highly rated and marketable fixed-maturity securities at September 30, 2015.

	September 30, 2015		December 31, 2014
	Amount	%	Amount	%
	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$ 93,580	10.5%	$ 74,878	9.0%
Obligations of states and political subdivisions	363,814	41.0	377,241	45.3
Corporate securities	115,833	13.1	106,171	12.7
Mortgage-backed securities	213,773	24.1	184,252	22.1
Total fixed maturities	787,000	88.7	742,542	89.1
Equity securities, at fair value	35,836	4.0	30,822	3.7
Investments in affiliates	40,110	4.5	39,284	4.7
Short-term investments, at cost	24,596	2.8	20,293	2.5
Total investments	$ 887,542	100.0%	$ 832,941	100.0%

Average investment yield	2.4%		2.3%
Average tax-equivalent investment yield	3.2%		3.1%
Average fixed-maturity duration (years)	4.4		4.1

Net investment income of $5.4 million for the third quarter of 2015 increased 25.6% compared to $4.3 million in net investment income for the third quarter of 2014. The increase in net investment income reflected primarily an increase in average invested assets and a decreased allocation of expenses to our investment operations for the third quarter of 2015 compared to the prior-year period. Net realized investment losses were $754,050 for the third quarter of 2015, compared to net realized investment gains of $351,269 for the third quarter of 2014. The Company had no impairments in its investment portfolio that it considered to be other than temporary during the first nine months of 2015 or 2014.

Mr. Miller, in commenting on the Company's investment operations, noted, "Continued premium growth and our ongoing focus on reinvesting the proceeds of called and maturing securities led to an increase in invested assets of $54.6 million, or 6.6%, since the end of 2014. This growth in our invested assets is generating an increased level of investment income notwithstanding continuing challenges to maintaining our average portfolio investment yield in the continuing low interest rate environment. We continue to see benefits from the allocation of a portion of our portfolio to dividend-paying equity securities, providing an increased contribution of dividend income to our net investment income for the first nine months of 2015 compared to the prior-year period."

The Company owns 48.2% of the outstanding stock of Donegal Financial Services Corporation ("DFSC"). DFSC owns all of the outstanding stock of Union Community Bank. The Company accounts for its investment in DFSC using the equity method of accounting. The Company's equity in the earnings of DFSC was $408,405 for the third quarter of 2015, compared to $476,906 for the third quarter of 2014. Donegal Mutual Insurance Company owns the remaining 51.8% of the outstanding stock of DFSC.

Definitions of Non-GAAP and Operating Measures

The Company prepares its consolidated financial statements on the basis of GAAP. The Company's insurance subsidiaries also prepare financial statements based on the statutory accounting principles state insurance regulators prescribe or permit ("SAP"). In addition to using GAAP-based performance measurements, the Company also utilizes certain non-GAAP financial measures that it believes provide value in managing its business and for comparison to the financial results of the insurance companies the Company regards as its peers. These non-GAAP measures are operating income (loss) and statutory combined ratio.

Operating income (loss) is a non-GAAP financial measure investors in insurance companies commonly use. The Company defines operating income (loss) as net income (loss) excluding after-tax net realized investment gains or losses. Because the Company's calculation of operating income (loss) may differ from similar measures other companies use, investors should exercise caution when comparing the Company's measure of operating income (loss) to the measures other companies report.

The following table provides a reconciliation of the Company's net income to the Company's operating income for the periods indicated:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	% Change	2015	2014	% Change
	(dollars in thousands, except per share amounts)

Reconciliation of Net Income to Operating Income
Net income	$ 5,687	$ 8,749	-35.0%	$ 19,006	$ 10,053	89.1%
Realized losses (gains) (after tax)	490	(232)	NM	(444)	(1,516)	-70.7%
Operating income	$ 6,177	$ 8,517	-27.5%	$ 18,562	$ 8,537	117.4%

Per Share Reconciliation of Net Income to Operating Income
Net income – Class A (diluted)	$ 0.21	$ 0.33	-36.4%	$ 0.69	$ 0.38	81.6%
Realized losses (gains) (after tax)	0.01	(0.01)	NM	(0.01)	(0.06)	-83.3%
Operating income – Class A	$ 0.22	$ 0.32	-31.3%	$ 0.68	$ 0.32	112.5%

Net income – Class B	$ 0.18	$ 0.30	-40.0%	$ 0.63	$ 0.35	80.0%
Realized losses (gains) (after tax)	0.02	(0.01)	NM	(0.02)	(0.06)	-66.7%
Operating income – Class B	$ 0.20	$ 0.29	-31.0%	$ 0.61	$ 0.29	110.3%

Statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers' compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Conference Call and Webcast

The Company will hold a conference call and webcast on Friday, October 23, 2015, beginning at 11:00 A.M. Eastern Time. You may listen via the Internet by accessing the webcast link on the Company's web site at http://investors.donegalgroup.com. A replay of the conference call will also be available via the Company's web site.

About the Company

Donegal Group is an insurance holding company. The Company's Class A common stock and Class B common stock trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. As an effective acquirer of small to medium-sized "main street" property and casualty insurers, Donegal Group has grown profitably since its formation in 1986. The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the property and casualty insurance industry in terms of service, profitability and growth in book value.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, business and economic conditions in the areas in which our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, acts of terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time and other risks we describe from time to time in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended September 30,
	2015	2014

Net premiums earned	$ 153,096	$ 142,150
Investment income, net of expenses	5,399	4,299
Net realized investment (losses) gains	(754)	351
Lease income	179	217
Installment payment fees	1,473	1,641
Equity in earnings of DFSC	409	477
Total revenues	159,802	149,135

Net losses and loss expenses	102,234	91,004
Amortization of deferred acquisition costs	25,036	22,889
Other underwriting expenses	24,156	22,795
Policyholder dividends	886	934
Interest	188	368
Other expenses	301	531
Total expenses	152,801	138,521

Income before income tax expense	7,001	10,614
Income tax expense	1,314	1,865

Net income	$ 5,687	$ 8,749

Net income per common share:
Class A - basic and diluted	$ 0.21	$ 0.33
Class B - basic and diluted	$ 0.18	$ 0.30

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic	22,442,240	21,175,388
Class A - diluted	22,684,480	21,701,648
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$ 158,921	$ 147,840

Book value per common share at end of period	$ 15.76	$ 15.43

Annualized return on average equity	5.2%	8.5%

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Nine Months Ended September 30,
	2015	2014

Net premiums earned	$ 450,084	$ 412,287
Investment income, net of expenses	15,505	13,529
Net realized investment gains	683	2,297
Lease income	569	644
Installment payment fees	4,473	4,965
Equity in earnings of DFSC	1,277	1,235
Total revenues	472,591	434,957

Net losses and loss expenses	296,012	286,524
Amortization of deferred acquisition costs	73,872	66,233
Other underwriting expenses	73,192	64,800
Policyholder dividends	2,492	1,936
Interest	909	1,177
Other expenses	1,705	2,146
Total expenses	448,182	422,816

Income before income tax expense	24,409	12,141
Income tax expense	5,403	2,088

Net income	$ 19,006	$ 10,053

Net income per common share:
Class A - basic	$ 0.71	$ 0.39
Class A - diluted	$ 0.69	$ 0.38
Class B - basic and diluted	$ 0.63	$ 0.35

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic	21,995,952	21,004,426
Class A - diluted	22,395,609	21,436,188
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$ 481,124	$ 443,857

Book value per common share at end of period	$ 15.76	$ 15.43

Annualized return on average equity	5.9%	3.3%

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2015	2014
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$ 303,410	$ 307,392
Available for sale, at fair value	483,590	435,150
Equity securities, at fair value	35,836	30,822
Investments in affiliates	40,110	39,284
Short-term investments, at cost	24,596	20,293
Total investments	887,542	832,941
Cash	24,928	35,579
Premiums receivable	146,608	133,307
Reinsurance receivable	259,890	253,636
Deferred policy acquisition costs	53,511	48,299
Prepaid reinsurance premiums	117,503	115,872
Other assets	40,874	39,021
Total assets	$ 1,530,856	$ 1,458,655

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$ 569,146	$ 538,258
Unearned premiums	441,318	408,646
Accrued expenses	18,828	19,430
Borrowings under line of credit	48,000	53,500
Subordinated debentures	5,000	5,000
Other liabilities	6,997	17,686
Total liabilities	1,089,289	1,042,520
Stockholders' equity:
Class A common stock	235	224
Class B common stock	56	56
Additional paid-in capital	218,082	200,349
Accumulated other comprehensive income	2,789	5,354
Retained earnings	234,411	223,254
Treasury stock, at cost	(14,006)	(13,102)
Total stockholders' equity	441,567	416,135
Total liabilities and stockholders' equity	$ 1,530,856	$ 1,458,655

CONTACT: For Further Information:
         Jeffrey D. Miller,
         Executive Vice President & Chief Financial Officer
         Phone: (717) 426-1931
         E-mail: investors@donegalgroup.com